Exhibit 99.1

Applied Digital Enters Into a $150 Million Convertible Preferred Equity Facility to Advance Development of Ellendale Multi-Building HPC Campus

Draws on the Facility are at the Company’s discretion; The Company will provide an update on a lease for the Company’s Ellendale High Performance Computing data center campus (the “Ellendale HPC Campus”) in the near term

DALLAS – April 30, 2025 — Applied Digital Corporation (Nasdaq: APLD) (“Applied Digital” or the “Company”), a designer, builder, and operator of next-generation digital infrastructure for HPC applications, announced today that the Company entered into a private financing arrangement with institutional investors (the “Investors”), pursuant to which the Company has the right, but not an obligation, to sell up to $150 million of a newly created series of convertible preferred stock to the Investors.

The convertible preferred stock issuable under the equity facility (the “Facility”) has a stated value and purchase price of $1,000 per share, bears no preferred return or preferred dividends, and will be sold at an original issue discount of four percent. The Facility has a term of 36 months, over which the Company can draw up to $150 million at its discretion, in increments of $25 million, as long as certain conditions are met. Applied Digital retains full control over the timing and amount of any sales to the Investors, with no obligation to utilize any of the $150 million available under the Facility. Draws cannot be initiated by the Investor, and there are no minimum commitments or penalties for non-use. The Company plans to use the proceeds from draws under the Facility to fund development of the Ellendale HPC Campus and for general corporate purposes.

The preferred stock is convertible into shares of the Company’s common stock beginning on the earlier of 45 days after the first issuance of preferred stock or when a registration statement covering their resale is declared effective by the U.S. Securities and Exchange Commission, at an initial per share conversion price of the greater of 95% of the lowest daily VWAP for each of the five trading days immediately preceding the conversion date and$4.25, subject to adjustment as set forth in the governing documents. Sales to the Investors under the Facility are subject to a beneficial ownership cap of 4.99% of the Company’s outstanding common stock at any one time, and a 19.99% blocker provision to comply with NASDAQ Listing Rules, along with other restrictions and conditions outlined in the definitive documents. The preferred stock is subject to redemption by the Company, for cash, in lieu of conversion, upon the occurrence of certain events.

“We are pleased to announce this facility which will provide capital to further the development of our Ellendale HPC Campus,” said Wes Cummins, Chief Executive Officer of Applied Digital. “This facility gives us flexibility to access capital that will be used to progress the build-out of our second data center while nearing completion on the construction on our first data center on that campus.”.

Northland Capital Markets acted as Sole Placement Agent to the Company. Lowenstein Sandler LLP acted as legal counsel to the Company. Ellenoff Grossman & Schole acted as legal counsel to the Investors.

The securities described above (including any securities issuable pursuant to the conversion provisions of the preferred stock) have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file one or more resale registration statements with the Securities and Exchange Commission for purposes of registering the resale of the shares of common stock issuable upon conversion of the preferred stock issued under the Facility.

About Applied Digital

Applied Digital (Nasdaq: APLD) develops, builds and operates next-generation data centers and cloud infrastructure. Different by design, the Company’s purpose-built facilities are engineered to unleash the power of accelerated compute and deliver secure, scalable and sustainable digital hosting, along with turnkey CSaaS and GPU-as-a-Service solutions. Backed by deep hyperscale expertise and a robust pipeline of available power, Applied Digital accommodates AI Factories and beyond to support the world’s most exacting AI/ML, blockchain and high-performance computing (HPC) workloads.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and future financing plans. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (ii) statements of future economic performance, (iii) statements of assumptions underlying other statements and statements about the Company or its business, (iv) the Company’s ability to effectively apply the net proceeds from the transaction as described above, and (v) the Company’s plans to obtain future project financing. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: our ability to complete construction of the Ellendale HPC data center; our ability to complete the negotiation and execution of the definitive transaction documents required to close the Macquarie Asset Management facility; our ability to raise additional capital to fund the ongoing data center construction and operations; our dependence on principal customers, including our ability to execute leases with key customers, including leases for our Ellendale HPC Campus; our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; and conditions in the debt and equity capital markets. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts

Matt Glover or Ralf Esper

Gateway Group, Inc.

(949) 574-3860

APLD@gateway-grp.com

Media Contact

Buffy Harakidas, EVP and Jo Albers

JSA (Jaymie Scotto & Associates)

jsa_applied@jsa.net

(856) 264-7827